INTELLECT NEUROSCIENCES, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned, as a person duly authorized to execute this Certificate of Designations, Preferences, and Rights (this “Certificate”) for and on behalf of INTELLECT NEUROSCIENCES, INC., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board” of the Corporation by Article Fourth of the Corporation’s Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board has adopted the following resolution creating a series of the Corporation’s Preferred Stock, par value $0.001 per share (“Preferred Stock”), designated as Series B Convertible Preferred Stock:

RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.001 per share, to be known as “Series B Convertible Preferred Stock” of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows (all capitalized terms not otherwise defined herein shall have the meanings set forth in Section 2 below):

1. Designation and Amount; Par Value. Of the 1,000,000 authorized shares of Preferred Stock, par value $0.001 per share of the Corporation, Four Hundred Fifty Nine Thousand Three Hundred Nine (459,309) shares shall be designated as “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”), provided, that, subject to the requirements of the DGCL and Section 7 hereof, the number of shares designated as Series B Convertible Preferred Stock may be increased or decreased by the Board, provided further, that, no such decrease shall reduce the number of such shares below the number then outstanding or reserved for issuance. The following is a statement of the preferences, limitations, and relative rights of the Series B Convertible Preferred Stock.

2. Definitions. Capitalized terms used herein and not otherwise defined shall have the following meanings:

“Annual Dividend Amount” shall mean six (6%) percent of the Stated Value of a share of the Series B Convertible Preferred Stock per annum.

“Asset Sale” shall mean any sale or transfer of all or substantially all of the assets of the Corporation (measured either by book value in accordance with generally accepted accounting principles consistently applied or by Fair Market Value) in any transaction or series of transactions.

“Board” shall have the meaning specified in the first paragraph of this Certificate.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks located in New York City are required or authorized by law to close.

“Buy-In” shall have the meaning given to it in Section 6(b)(ii).

“Certificate” shall have the meaning specified in the first paragraph of this Certificate.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Conversion” shall have the meaning given it in Section 6(a).

“Conversion Price” shall mean $1.75 per share of Common Stock, as adjusted from time to time pursuant to Section 6.

“Corporation” shall have the meaning set forth in the first paragraph of this Certificate.

“Delivery Date” shall have the meaning set forth in Section 6(b)(ii).

“DGCL” shall have the meaning set forth in the first paragraph of this Certificate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Stock” shall mean (i) the issuance or sale of options to purchase shares of Common Stock pursuant to a stock option or equity incentive plan approved by the Board, or the issuance or sale of any shares of Common Stock upon the exercise of any such options, (ii) shares of Common Stock issued upon conversion of shares of any of the Series B Convertible Preferred Stock, (iii) securities issued in connection with any underwritten primary public offering of the Corporation’s securities pursuant to a registration statement declared effective by the Securities and Exchange Commission, (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date of this Certificate (as adjusted for recapitalizations, stock splits and the like), (v) the issuance of securities as consideration for a bona fide business acquisition of or by the Corporation whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which involves a third party which is not affiliated with the Corporation or its current stockholders or in a strategic alliance or as equity kickers in lease and financing transactions, the primary purpose of which is not to raise equity capital; or (vi) in the case of (i), (ii), (iii), (iv) and (v) any additional shares of Common Stock as may be issued by virtue of anti-dilution provisions, if any, applicable to such options or securities.

“Fair Market Value” as of any date of determination with respect to any shares of capital stock of the Corporation shall be determined as follows: (i) the closing price for such shares for each day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such shares are listed or admitted to trading, or (ii) if they are not listed or admitted to trading on any such exchange, the closing sale price (or the average of the quoted closing bid and asked prices if no sale is reported) on such day as reported on the Nasdaq Stock Market, or any comparable system, or (iii) if such shares are not quoted on the Nasdaq Stock Market or any comparable system, the average of the closing bid and asked prices on such day as furnished by the principal market maker in such shares who is a member of the National Association of Securities Dealers, Inc., or (iv) if there is no such market maker, then the value shall be reasonably determined by the Board, but such price so determined shall not exceed $1.75.

“Liquidation Preference Payment” shall have the meaning set forth in Section 4(a).

“Next Qualified Financing” shall mean the Corporation’s next closing of an equity financing of the Corporation with a third party or parties with gross proceeds to the Corporation of not less than $5,000,000.

“Original Issue Date” means the first date shares of the Series B Convertible Preferred Stock are issued by the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Redemption Date” shall have the meaning set forth in Section 8(a).

“Redemption Notice” shall have the meaning set forth in Section 8(a).

“Redemption Triggering Event” shall mean (i) the institution against the Corporation of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing or (ii) the institution by the Corporation of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Corporation of a composition or an assignment or trust mortgage for the benefit of auditors.

“Series B Convertible Preferred Stock” shall have the meaning set forth in Section 1.

“Series B Preferred Majority” shall mean, as of any date of determination, the holders of more than fifty percent (50%), in the aggregate, of the then outstanding shares of Series B Convertible Preferred Stock.

“Stated Value” shall mean $17.50 per share, as adjusted for any combinations or splits with respect to the Series B Convertible Preferred Stock shares that occur after the Original Issue Date.

“Written Notice” means (a) notice, requests and other communications given by or to the Corporation in writing and (b) either: (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, (iv) delivered via electronic mail or as an attachment to electronic mail, or (v) sent by registered mail, postage prepaid, return receipt requested. Written Notices shall be deemed to have been given (i) by hand, at the time of delivery thereof to the receiving party (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof as been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iv) if sent by electronic mail, at the time that receipt thereof as been acknowledged by electronic confirmation or otherwise, or (v) if sent by registered mail, on the third business day following the day such mailing is made.

3. Dividends.

(a) Each holder of a share of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available therefor, if applicable, the Annual Dividend Amount per share of Series B Convertible Preferred Stock payable, at the option of the Corporation, (i) through the issuance of freely-tradable shares of Common Stock, subject to the limitations set forth in Section 6(c) hereof, (ii) in cash, or (iii) in a combination thereof. Such dividends shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from the date such shares are issued by the Corporation and shall be payable semi-annually in arrears on January 1 and July 1 of each year (each a “Dividend Payment Date”) commencing, July 1, 2007. The date on which shares of Series B Convertible Preferred Stock shall be deemed to have been issued for purposes of the preceding sentence, if such shares are issued to former holders of the Series B Convertible Preferred Stock (the “Old Series B Preferred”) of Intellect Neurosciences, Inc., a privately held Delaware corporation (“Old Intellect”), who received Common Stock therefor in the merger of a subsidiary of the Corporation with and into Old Intellect and who subsequently exchanged such Common Stock for shares of Series B Convertible Preferred Stock, shall be the date on which such shares of Old Series B Preferred were issued. No interest will be payable in respect of any dividend payment on the Series B Convertible Preferred Stock which may be in arrears.

(b) The dividend payment period for any dividend payable on a Dividend Payment date shall be the period beginning on the immediately preceding Dividend Payment date (or on the issue date in the case of the first dividend payment period) and ending on the day preceding such later Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of Series B Convertible Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.

(c) The amount of dividends payable per share of Series B Convertible Preferred Stock for each dividend payment period will be computed by dividing the Annual Dividend Amount by two; provided, however, that the amount of dividends payable for the first dividend payment period and for any dividend payment period shorter than a full semi-annual dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No fractional shares of Series B Convertible Preferred Stock will be issued, so that the number of shares to be paid as a dividend shall be rounded to the nearest whole number of shares. All dividends paid in additional shares of Series B Convertible Preferred stock shall be deemed issued on the applicable Dividend Payment Date and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, charges and other encumbrances.

(d) Dividends payable on any Dividend Payment Date shall be payable to the holders of record of the Series B Convertible Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the fifteenth day of the calendar month immediately preceding the calendar month in which the related Dividend Payment Date falls, or such other date that the Board designates that is not more than 30 nor less than 10 days prior to the Dividend Payment Date. Dividends paid on the shares of Series B Convertible Preferred Stock in an amount less than accumulated and unpaid dividends payable thereon shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(e) For purposes of computing the number of shares of Common Stock required to pay a dividend, the amount determined under subparagraph (c) above shall be divided by the Fair Market Value of a share of Common Stock.

4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, each holder of Series B Convertible Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or any other equity of the Corporation, by reason of their respective ownership thereof, an amount equal to the aggregate Stated Value of all shares of Series B Convertible Preferred Stock held by such holder (the “Liquidation Preference Payment”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Convertible Preferred Stock shall be insufficient to permit the payment in full to such holders of the Liquidation Preference Payment, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Series B Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) After payment has been made to the holders of the Series B Convertible Preferred Stock and any other class of preferred stock then outstanding of the full amounts to which they shall be entitled as provided in Section 4(a), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Common Stock.

(c) In the event of any liquidation, dissolution or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board approves such action, or 10 days prior to any stockholders’ meeting called to approve such action, or 10 days after the commencement of an involuntary proceeding, whichever is earlier, give each holder of the Series B Convertible Preferred Stock Written Notice of the proposed action. Such Written Notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of the Series B Convertible Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial Written Notice shall occur, the Corporation shall promptly give Written Notice to each holder of Series B Convertible Preferred Stock of such material change.

(d) If an Asset Sale is proposed to occur, the Corporation shall give prompt Written Notice of such proposed Asset Sale describing in reasonable detail the material terms and proposed date of consummation thereof to each holder of Series B Convertible Preferred Stock, and the Corporation shall promptly give Written Notice to each holder of Series B Convertible Preferred Stock of any material change in the facts set forth in the initial Written Notice. Upon the election of any holder of Shares of Series B Convertible Preferred Stock delivered to the Corporation within 10 days after receipt of the Corporation’s Written Notice to the holders of Series B Convertible Preferred Stock under this Section 4, any Asset Sale shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 4, and such electing holder or holders of Series B Convertible Preferred Stock shall be entitled to receive in connection therewith payment from the Corporation (or the successor or purchasing entity) of the amounts payable with respect to the Series B Convertible Preferred Stock upon a liquidation, dissolution or winding up of the Corporation under this Section 4 in cancellation of their shares upon the consummation of any such transaction.

5. Voting Rights.

(a) General. Except as otherwise provided by law, the holder of each share of Series B Convertible Preferred Stock shall be entitled to vote (or render written consents) together with the holders of the Common Stock and any other class or series of capital stock of the Corporation entitled to vote together with the holders of the Common Stock, up to the amount of shares of Common Stock that such holder of Series B Convertible Preferred Stock would be permitted to own or purchase pursuant to Section 6(c) as of the record date of such vote, as a single class on all matters submitted for a vote of (or written consents by, in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation of the Corporation and the Bylaws of the Corporation) holders of Common Stock and shall have other voting rights as are specified in the Certificate of Incorporation of the Corporation and this Certificate. When voting together with the holders of Common Stock, each share of Series B Convertible Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its Series B Convertible Preferred Stock into shares of Common Stock as of the record date for determining the stockholders of the Corporation eligible to vote on any such matter. The holders of Series B Convertible Preferred Stock shall be entitled to receive Written Notice of any stockholders’ meeting in accordance with the Certificate of Incorporation of the Corporation and Bylaws of the Corporation.

(b) Waivers. Except to the extent otherwise provided in this Certificate or required by the DGCL, the Series B Preferred Majority may, via affirmative vote or written consent in lieu thereof, waive any rights of the holders of the Series B Convertible Preferred Stock set forth in this Certificate.

6. Conversion.

(a) General. Each share of Series B Convertible Preferred Stock, shall, at the option of each of the holders of the Series B Convertible Preferred Stock, be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the applicable Stated Value by the applicable Conversion Price then in effect (the “Conversion”).

(b) Mechanics of Conversion.

(i) Except as provided in Section 6(a) above, before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give Written Notice to the Corporation at such office that he elects to convert the same and the number of shares of Series B Convertible Preferred Stock represented by such certificate or certificates which he so elects to convert, and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, within four (4) business days after the delivery of such Written Notice and certificate or certificates (the “Delivery Date”), issue and deliver at such office to such holder of Series B Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and, if applicable, a certificate or certificates representing the shares of Series B Convertible Preferred Stock represented by the certificate or certificates so surrendered which such holder has not elected to convert. Except as provided in Section 6(a), such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) In addition to any other rights available each holder of shares of Series B Convertible Preferred Stock, if the Corporation fails to deliver to any holder of a share of Series B Convertible Preferred Stock such certificate or certificates pursuant to Section 6(b)(i) by the Delivery Date and if after six (6) business days after the Delivery Date such holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of the Common Stock which such holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to such holder (in addition to any remedies available to or elected by such holder) within five (5) business days after Written Notice from such holder, the amount by which (A) such holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series B Convertible Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if such holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series B Convertible Preferred Stock, the Corporation shall be required to pay such holder $1,000, plus applicable interest. Such holder shall provide the Corporation Written Notice indicating the amounts payable to such holder in respect of the Buy-In.

(iii) The Corporation understands that a delay in the delivery of Common Stock upon conversion of the Series B Convertible Preferred Stock in the form required pursuant to this Certificate after the Delivery Date could result in economic loss to such holder of Series B Convertible Preferred Stock requesting Conversion thereof pursuant to this Section 6. As compensation to such holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to such holder for such late issuance of Common Stock upon Conversion in the amount of $100 per business day after the Delivery Date for each $10,000 of the aggregate Stated Value of the shares of Series B Convertible Preferred Stock being converted to the corresponding Common Stock which is not timely delivered. The Corporation shall pay any payments incurred under this section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to such holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Written Notice of conversion or rescind all by delivery of a Written Notice to such effect to the Corporation whereupon the Corporation and such holder shall each be restored to their respective positions immediately prior to the delivery of such Written Notice, except that the liquidated damages described above shall he payable through the date Written Notice of revocation is given to the Corporation.

(c) Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a holder of Series B Convertible Preferred Stock upon any Conversion or dividend payment hereunder shall be limited to the extent necessary to insure that, following such Conversion or dividend payment, as the case may be, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion or dividend payment). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a holder of Series B Convertible Preferred Stock may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of the occurrence of any transaction described in Sections 6(d), (e) and (f). By Written Notice to the Corporation, such holder may waive the provisions of this Section as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other Holder.

(d) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by any subdivision, combination of shares or recapitalization, stock dividends, stock splits or otherwise) into a greater number of shares of Common Stock, the Conversion Price then in effect for Series B Convertible Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased based on the ratio of (A) the total number of shares of Common Stock outstanding immediately prior to such subdivision to (B) the total number of shares of Common Stock outstanding immediately after such subdivision. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Price then in effect for any series of Series B Convertible Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased on the same basis.

(e) Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at anytime or from time to time the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(d) above or pursuant to a merger or sale of assets transaction provided for in Section 6(f)), then, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, the shares of Series B Convertible Preferred Stock shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would have been entitled to receive prior to such recapitalization, reorganization or reclassification, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock that a holder of the number of shares of Common Stock into which shares of the Series B Convertible Preferred Stock would have been converted immediately before such recapitalization, reorganization or reclassification would have received in connection with such recapitalization, reorganization or reclassification. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of shares of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of such shares the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of shares of the Series B Convertible Preferred Stock immediately prior to such recapitalization or reorganization would have been entitled on such reorganization or recapitalization.

(f) Adjustments for Merger or Asset Sale. At any time, in case of (i) any consolidation or merger of the Corporation with or into another Corporation or corporations, or (ii) an Asset Sale (but not including a transfer or lease by pledge or mortgage to a bona fide lender), each share of Series B Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares-of Common Stock deliverable upon conversion of such share of Series B Convertible Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such consolidation, merger or Asset Sale, and, in any case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Series B Convertible Preferred Stock, with the result that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of the Series B Convertible Preferred Stock.

(g) Certain Anti-Dilution Adjustments. If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of its capital stock, other than (i) issuances covered by Sections 6(d), (e) and (f) above or (ii) Excluded Stock, without consideration or for a consideration per share less than the applicable Conversion Price, then with respect to any such issuance, the applicable Conversion Price as in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the issuance, conversion, exchange or exercise price, as applicable, of any such securities so issued.

(h) No Impairment. The Corporation shall not, by amendment of this Certificate, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Series B Convertible Preferred Stock against impairment.

(i) No Reissuance of Converted Shares. Upon conversion of any of the then outstanding shares of Series B Convertible Preferred Stock pursuant to this Certificate, such converted shares of Series B Convertible Preferred Stock shall be cancelled and retired and not be reissued, and the Corporation shall, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Convertible Preferred Stock as appropriate.

(j) Taxes. The Corporation shall pay any and all issue, stamp and other taxes that may be payable in respect of any conversion of Series B Convertible Preferred Stock pursuant to this Section 6(j). The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate of Common Stock in a name other than the registered holder of the shares of Series B Convertible Preferred Stock so converted, and the Corporation shall not be required to issue or deliver any such certificate of Common Stock unless and until the holder converting such Series B Convertible Preferred Sock requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares the Series B Convertible Preferred Stock which is convertible by its terms, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock which is convertible by its terms, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(l) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series B Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any-fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal the Fair Market Value of such fraction on the date of conversion.

7. Covenants of the Corporation. Unless otherwise waived in accordance with the provisions of this Certificate, the Corporation shall not, without the written consent of a Series B Preferred Majority, authorize or issue any shares of capital stock of the Corporation which would be senior or superior to or rank on parity with the Series B Convertible Preferred Stock as to liquidation preferences, or create any obligation or security convertible into or exercisable or exchangeable for, or having rights to purchase, any such capital stock. The Corporation shall give ten (10) days prior Written Notice of any transaction described in this Section 7 for which consent of the Series B Preferred Majority is required; provided that any such ten (10) day period may be shortened or waived upon the written consent of the Series B Preferred Majority. The failure of a Series B Preferred Majority to object in writing to the Corporation to such action within five (5) days of the date of such notice shall constitute the written consent of such action by a Series B Preferred Majority under this Section 7.

8. Redemption.

(a) At any time on or after the occurrence of a Redemption Triggering Event (so long as it is uncured), the holders of Series B Convertible Preferred Stock may elect to have the Corporation redeem all or any portion of the then outstanding shares of Series B Convertible Preferred Stock held by such holders at a price per share equal to the Stated Value by giving Written Notice to the Corporation of such election (the “Redemption Notice”), whereupon the Corporation shall immediately provide Written Notice of such election to the remaining holders of Series B Convertible Preferred Stock, if any, that have not provided the Redemption Notice specifying the date on which the redemption of such shares of Series B Convertible Preferred Stock shall occur (the “Redemption Date”); such date shall be not less than thirty (30) days nor more than forty-five (45) days after the date of the Redemption Notice. Each remaining holder of Series B Convertible Preferred Stock may elect to participate in such redemption by providing Written Notice of such election to the Corporation at any time not more than ten (10) days after the receipt of such Written Notice from the Corporation. The Corporation shall, unless otherwise prevented by law, redeem from each such electing holder on the Redemption Date the number of shares of Series B Convertible Preferred Stock identified in the Written Notice of election.

(b) On the Redemption Date, the Corporation shall pay to each holder of Series B Convertible Preferred Stock from whom shares of Series B Convertible Preferred Stock are being redeemed, out of funds legally available therefor, an amount equal to the aggregate Stated Value for all such shares against receipt from such holder of the certificate or certificates, duly endorsed or assigned to the Corporation in blank, representing the shares of Series B Preferred Stock being redeemed. All such payments shall be made by wire transfer of immediately available funds or, if any such holder shall not have specified wire transfer instructions to the Corporation prior to the Redemption Date, by certified or official bank check payable to the order of the holder. In the case of any certificate evidencing shares of Series B Convertible Preferred Stock that is redeemed in part only, upon such redemption the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series B Convertible Preferred Stock that are not redeemed.

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IN WITNESS WHEREOF, said INTELLECT NEUROSCIENCES, INC. has caused this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock to be duly executed by its President and Chief Financial Officer this 10th day of July, 2007.

INTELLECT NEUROSCIENCES, INC.

By:	/s/ Elliot Maza
Name: Elliot Maza
Title: President & CFO